(a)(17)
GOLDMAN SACHS VARIABLE INSURANCE TRUST
AMENDMENT NO. 16 TO AGREEMENT
AND DECLARATION OF TRUST
     The undersigned Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on December 15, 2011:
     RESOLVED, that the Declaration of Trust dated September 16, 1997 (the “Declaration”) of Goldman Sachs Variable Insurance Trust (the “Trust”), as amended to date, be further amended as contemplated in Article V, Section 1, by renaming the Goldman Sachs Momentum Builder Fund the “Goldman Sachs Global Markets Navigator Fund”; and be it further
     RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to prepare, execute and deliver such documents, with such changes as may be recommended by Trust officers or Trust counsel, and to take all such actions as he or she may determine to be necessary or appropriate to carry out the foregoing resolution, such determination to be conclusively evidenced by the doing of such acts and the preparation, execution and delivery of such documents.

As of December 15, 2011	Peter V. Bonanno
Title: Secretary